EXHIBIT 99.2



FOR IMMEDIATE RELEASE                           CONTACT:
                                          Insignia Financial Group, Inc.
                                          Ron  Uretta
                                          Chief Financial Officer
                                          (864) 239-1692
                                                or
                                          Frank Garrison
                                          Executive Managing Director
                                          (615) 783-1021


                INSIGNIA CLOSES ON ACQUISITIONS OF TWO COMMERCIAL
            REAL ESTATE FIRMS IN TRANSACTIONS TOTALING $92.2 MILLION

     Greenville, SC, July 3, 1996---Insignia Financial Group, Inc. (NYSE:IFS) today said that it has closed two previously announced transactions under which it agreed to acquire two major commercial real estate firms. Insignia paid approximately $50 million cash at closing to conclude its $74 million purchase of substantially all of the assets of The Edward S. Gordon Company and its affiliates, with the balance paid by the assumption of existing stock options. Additionally, Insignia paid $18.2 million in cash for the property services operations of Paragon Commercial. Insignia said that the two companies acquired had historical annual revenues of approximately $108 million and approximate EBITDA of $18.5 million combined, but that there could be no assurance that such results could be achieved in the future.

                                     -more-


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     Insignia  said the  acquisitions  reflect its  ongoing  strategy to achieve dominance in each business segment in which it operates. With the closings announced today, the company, which since 1993 has been the industry's leading manager of U.S. multi-family residential housing, has taken a major step towards achieving national dominance in the commercial segment as well. With the acquisitions complete, Insignia's commercial management portfolio now stands in excess of 110 million square feet of retail, commercial and industrial space across the U.S.

     The Edward S. Gordon Company, which is based in New York, will operate as a wholly owned independent subsidiary of Insignia. Paragon is being integrated into Insignia's existing commercial property services subsidiary, Insignia Commercial Group. Insignia said it expects that it will be able to achieve some savings and efficiencies based on economies of scale and enhanced capabilities derived from the acquired units.

     With corporate headquarters in Greenville, SC, Insignia is a fully integrated real estate services company specializing in the ownership and operation of securitized real estate assets. As a full service real estate management organization, Insignia, operating in 500 cities and 48 states, performs property management, asset management, investor services, partnership accounting, real estate investment banking, mortgage banking and

                                     -more-
real  estate   brokerage   services  for  various  types  of  owners   including
approximately 900 limited partnerships having approximately 400,000 limited partners. IFS is the largest manager of multifamily residential properties in the United States and is among the largest managers of commercial properties. IFS commenced operations in December 1990 and since then has grown to provide property and/or asset management services for over 2,600 properties, which include approximately 300,000 residential units (including cooperative and condominium units) and, after giving effect to the acquisitions concluded today, in excess of 110 million square feet of retail, commercial and industrial space.

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